                                                                      EXHIBIT 11

                        CINCINNATI FINANCIAL CORPORATION
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                   (in thousands except for per share amounts)

                                              Six Months Ended      Three Months Ended
                                                  June 30,               June 30,
                                              ----------------      ------------------
                                               1997      1996       1997       1996
                                               ----      ----       ----       ----

Weighted average shares outstanding           55,360     55,745     55,243     55,760

Equivalent shares assumed to be
  outstanding for:
    Stock options                                386        282        439        276
    Convertible debentures                     1,773      1,792      1,773      1,792
                                              ------     ------     ------     ------
Weighted average shares outstanding
  including common stock equivalents          57,519     57,819     57,455     57,828

Other dilutive equivalent shares--
  stock options                                  105        -0-        105        -0-
                                              ------     ------     ------     ------
Number of shares assuming full
  dilution                                    57,624     57,819     57,560     57,828
                                              ======     ======     ======     ======


Net income                                 $ 149,877  $ 113,844  $  75,830  $  54,396

Interest on convertible debentures--
  net of tax                                   1,421      1,430        708        715
                                           ---------  ---------  ---------  ---------
Net income for per share computation       $ 151,298  $ 115,274  $  76,538  $  55,111
                                           =========  =========  =========  =========

Earnings per share:
  Total Primary                            $    2.63  $    1.99  $    1.33  $     .95
                                           =========  =========  =========  =========
  Fully Diluted                            $    2.63  $    1.99  $    1.33  $     .95
                                           =========  =========  =========  =========